SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File No. 2-93352
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                            ENCO FLORIDA FUND, LTD.
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             (Exact name of registrant as specified in its charter)


          4104 WEST LINEBAUGH AVENUE, TAMPA, FL 33624   813-961-8085
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       (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                           LIMITED PARTNERSHIP UNITS
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            (Title of each class of securities covered by this Form)


                                      NONE
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       (Titles of all other classes of securities for which a duty to file reports under section 13(e) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [X]                Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(1)(ii)    [ ]                Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]                Rule 12h-3(b)(2)(ii)    [ ]
     Rule 12g-4(a)(2)(ii)    [ ]                Rule 15d-6              [ ]
     Rule 12h-3(b)(1)(i)     [ ]

                Approximate number of holders of record as of the
                          certificate date: 234
                                            ---

          Pursuant to the requirements of the Securities Exchange Act of 1934, ENCO FLORIDA FUND, LTD., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated 1/30/97                By:     /s/ TIMOTHY M. HOHL
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                             Name:   TIMOTHY M. HOHL
                             Title:  PRESIDENT